Exhibit 99(d)

TEXAS COMPETITIVE ELECTRIC HOLDINGS COMPANY LLC

CONDENSED STATEMENTS OF CONSOLIDATED INCOME (LOSS)

(Unaudited)

(millions of dollars)

	Three Months Ended March 31, 2009	Three Months Ended March 31, 2008
Operating revenues	$1,766	$1,983
Fuel, purchased power costs and delivery fees	(843)	(1,064)
Net gain (loss) from commodity hedging and trading activities	1,128	(1,567)
Operating costs	(168)	(159)
Depreciation and amortization	(276)	(269)
Selling, general and administrative expenses	(172)	(152)
Franchise and revenue-based taxes	(25)	(25)
Impairment of goodwill	(70)	—
Other income	3	3
Other deductions	(9)	(5)
Interest income	8	10
Interest expense and related charges	(399)	(599)

Income (loss) before income taxes	943	(1,844)

Income tax (expense) benefit	(367)	644

Net income (loss)	576	(1,200)

Net income attributable to noncontrolling interests	—	—

Net income (loss) attributable to TCEH	$576	$(1,200)

CONDENSED STATEMENTS OF CONSOLIDATED COMPREHENSIVE INCOME (LOSS)

(Unaudited)

(millions of dollars)

	Three Months Ended March 31, 2009	Three Months Ended March 31, 2008
Net income (loss)	$576	$(1,200)

Other comprehensive income (loss), net of tax effects:

Cash flow hedges:
Net decrease in fair value of derivatives (net of tax benefit of $9 and $219)	(17)	(407)
Derivative value net loss (gain) related to hedged transactions recognized during the period and reported in net income (net of tax benefit (expense) of $15 and $(1))	26	(3)

Total adjustments to net income (loss)	9	(410)

Comprehensive income (loss)	585	(1,610)

Comprehensive income attributable to noncontrolling interests	—	—

Comprehensive income (loss) attributable to TCEH	$585	$(1,610)

TEXAS COMPETITIVE ELECTRIC HOLDINGS COMPANY LLC

CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS

(Unaudited)

(millions of dollars)

	Three Months Ended March 31, 2009	Three Months Ended March 31, 2008
Cash flows — operating activities:
Net income (loss)	$576	$(1,200)
Adjustments to reconcile net income (loss) to cash provided by (used in) operating activities:
Depreciation and amortization	385	402
Deferred income tax expense (benefit) – net	348	(669)
Impairment of goodwill	70	—
Unrealized net (gains) losses from mark-to-market valuations of commodity positions	(1,030)	1,594
Unrealized net gains from mark-to-market valuations of interest rate swaps	(205)	—
Bad debt expense	20	16
Stock-based incentive compensation expense	2	1
Other, net	42	2
Changes in operating assets and liabilities:
Margin deposits – net	65	(597)
Other operating assets and liabilities	185	272

Cash provided by (used in) operating activities	458	(179)

Cash flows — financing activities:
Issuances of long-term debt	212	149
Retirements/repurchases of long-term debt	(123)	(59)
Increase in short-term borrowings	—	651
Decrease in income tax-related note payable to Oncor	(8)	(8)
Contributions from noncontrolling interests	26	—
Other	(3)	11

Cash provided by financing activities	104	744

Cash flows — investing activities:
Net loans to affiliates	(2)	(176)
Capital expenditures	(354)	(513)
Nuclear fuel purchases	(46)	(58)
Redemption of investment held in money market fund	142	—
Proceeds from sale of environmental allowances and credits	4	20
Purchases of environmental allowances and credits	(9)	(12)
Changes in restricted cash	3	20
Proceeds from sales of nuclear decommissioning trust fund securities	1,402	396
Investments in nuclear decommissioning trust fund securities	(1,406)	(400)
Other	25	—

Cash used in investing activities	(241)	(723)

Net change in cash and cash equivalents	321	(158)
Cash and cash equivalents — beginning balance	479	215

Cash and cash equivalents — ending balance	$800	$57

TEXAS COMPETITIVE ELECTRIC HOLDINGS COMPANY LLC

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(millions of dollars)

	March 31, 2009	December 31, 2008

ASSETS
Current assets:
Cash and cash equivalents	$800	$479
Investments held in money market fund	—	142
Restricted cash	1	4
Trade accounts receivable — net	654	994
Notes receivable from parents	600	598
Inventories	356	361
Commodity and other derivative contractual assets	3,773	2,391
Accumulated deferred income taxes	160	21
Margin deposits related to commodity positions	465	439
Other current assets	67	85

Total current assets	6,876	5,514

Restricted cash	1,250	1,250
Investments	465	483
Property, plant and equipment — net	20,866	20,902
Goodwill	10,252	10,322
Intangible assets — net	2,784	2,774
Commodity and other derivative contractual assets	1,775	962
Other noncurrent assets, principally unamortized debt issuance costs	750	750

Total assets	$45,018	$42,957

LIABILITIES AND MEMBERSHIP INTERESTS

Current liabilities:
Short-term borrowings	$900	$900
Advances from parent	1	4
Long-term debt due currently	199	261
Trade accounts payable – nonaffiliates	640	1,000
Trade accounts and other payables to affiliates	179	168
Commodity and other derivative contractual liabilities	3,875	2,730
Margin deposits related to commodity positions	616	525
Accrued income taxes payable to parent	48	33
Accrued taxes other than income	47	70
Accrued interest	498	310
Other current liabilities	221	276

Total current liabilities	7,224	6,277

Accumulated deferred income taxes	5,735	5,249
Commodity and other derivative contractual liabilities	1,936	2,095
Notes or other liabilities due affiliates	245	254
Long-term debt, less amounts due currently	29,374	29,209
Other noncurrent liabilities and deferred credits	2,546	2,527

Total liabilities	47,060	45,611

Commitments and Contingencies

Membership interests:
TCEH membership interests	(2,068)	(2,654)
Noncontrolling interests in subsidiaries	26	—

Total membership interests	(2,042)	(2,654)

Total liabilities and membership interests	$45,018	$42,957

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